Exhibit 99.2

US Unwired Inc.

First Quarter 2004 Earnings Conference Call

May 4, 2004

Operator:	Good morning, Ladies and Gentlemen, and welcome to the US Unwired earnings release 1st quarter 2004 conference call. At this time all participants have been placed on the listen only mode and the floor will be opened for your questions following today’s presentation.

It is now my pleasure to introduce your host, Mr. Ed Moise. Sir, you may begin.

Mr. Moise:	Thank you, Elsa. Welcome to US Unwired’s conference call to discuss the financial and operating results for the 1st quarter 2004. I’m Ed Moise and joining me is Robert Piper, US Unwired’s Chief Executive Officer, and Jerry Vaughn, US Unwired’s Chief Financial Officer.

Before we begin, you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like: believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Since these forward-looking statements are based on factors that involve risk and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion, please refer to our SEC filings that are specified in our press release yesterday.

.	In addition, discussions during today’s conference call may reference certain financial measures not recognized by Generally Accepted Accounting Principals, or GAAP. Our reconciliation to those measures to GAAP can be found on the Investor Relations section of the company’s website, www.usunwired.com/reconciliation.

That said, I give you Mr. Robert Piper.

Mr. Piper:	Thank you, Ed. Good morning, everyone. Jerry and I welcome you to US Unwired’s conference call for the 1st quarter of 2004. Like many of you, we began the year here in Lake Charles with renewed enthusiasm. We think 2004 is going to be a special year in our company’s history. Special because we expect to realize more value from the last 12 months or so of leveraging our assets, our programs, our positioning and our people.

If you have been following us over the past year you’ve heard a lot of talk about streamlining, about focus, about innovation, about redefining our organization and its priorities. You may have thought that was just redderick, but I assure you, there was real action being taken to preserve this company and make it prosper over the long term.

Internally we saw immediate differences, but the type of results we were after often don’t manifest themselves in a financial statement or operating metrics the next quarter. In fact, it wasn’t until last quarter that those outside our organization began to recognize the positive results generated from new directions we took early on. So when I say that 2004 will be special, I hope you now understand that it will be so because we are leveraging our past efforts as well as our current. It will be special to our shareholders as we accelerate our earnings potential. It will be special to our customers who will realize the best service in our company’s history. It will be special to our already enthusiastic employees as they see the difficult task they have been so tirelessly improving begin to yield results beyond their expectations.

We have begun 2004 exactly as we had hoped. Even after a strong 4th quarter performance we improved almost every metric, including ARPU, CCPU, CPGA, churn and network performance. With most metrics it was the best that we have ever reported. We made more sales than ever; 101,700 of them. We logged more minutes on our switches than ever; almost 1.7 billion of them. We posted more EBITDA dollars than ever; 28 million of them. And I will emphasize that this is the start to 2004. Our employees are battle-hardened. We have no intent on resting on our laurels just as our successes are coming to fruition. As in the past, our management continues to plan for the future, laying the groundwork for tomorrow’s successes.

So let me tell you a little bit about how we’re able to achieve the results we did and what they mean for the future. Let’s begin with US Unwired’s approach to strengthening it’s subscriber base, which we view as more challenging than just a quest to attract more prime than subscriber-prime customers. We have always felt that for our industry, and more importantly US Unwired to reach its market penetration potential, it had to provide the credit-challenged consumer with the service that allowed them use of our network while providing the company profitability. Our pre-pay product called Chat-Pak does just that. With very low CPGA, zero bad debt, 350 MOUS, minutes of use, per subscriber and a $49.00 ARPU in the 1st quarter, one would be challenged to find a better pre-pay offering in the wireless industry. We finished the 1st quarter with 10% of our customer base subscribing to Chat-Pak. That, coupled with the 68% that are prime subscribers makes our subscriber base stronger than it’s been in recent memory. And today even our post-pay ASL subscribers, who make up the remaining 22% of the customer base and have historically been a concern, are performing better. We are better qualifying the ASL customer with smaller handset subsidies and larger up-front deposits resulting in lower churn and significantly less bad debt. Catering to that variety of subscriber allowed us to activate 101,700 new subscribers, the largest number of quarterly activations in the company’s history. 74,400 were in US Unwired’s territory and 27,300 were in IWO’s footprint.

The churn rate at US Unwired dropped from 3.5% in the 4th quarter to 3% this quarter. At IWO, despite 50% of the property experiencing a full quarter of wireless local number portability, churn dropped slightly quarter-over-quarter from 3.2% to 3.1%. The combination of strong gross adds and lower churn allowed the company to net 37,800 new subscribers during the quarter, 32,700 are at US Unwired, bringing the total subscriber count to 431,300. The balance of 5100 at IWO brings its total subscriber base to 220,100. Including the Virgin wholesale program, which added 28,600 new subscribers across both markets in the 1st quarter, US Unwired and IWO service over 768,100 wireless customers.

One of the reasons more customers are making us their wireless choice is the strength of our network. Not only is it the most technically advanced, it delivers new features as advertised. Whether it’s video clips, the photographs or the voice over or simply placing a call, our network delivers. During the 1st quarter only 1.6% of the calls made were dropped and 1.4% blocked, allowing each of our customers to speak an average of 797 minutes.

We achieved these results by selecting a scalable technology, CDMA, building a network to an RF plan that reaches people where they live, work and play and then monitoring our network to identify soft spots. Across our 12.8 million covered POPS we felt it necessary to add only 16 cell sites and 17 second carriers to handle capacity needs during the quarter, even though we carried an additional 91 million minutes. We continue to believe that our network performance will be extremely high and will be a strong plus for us as we face local number portability across the rest of our markets on May 24th.

The value of our 3G network was realized again in the 1st quarter as 100% of our handset sales were 3G phones with 42% choosing from our Vision plans. Camera phones accounted for about 34% of the sales. However; again, the most exciting indicator of our network superiority is the data component of ARPU. For the 7th consecutive quarter the data component of ARPU has increased and today it is in the $2.50 range.

This acceptance of our data services comes at the perfect time because as it grows it helps up reduce our reliance on the overage component of ARPU, which we believe will go a long way in increasing customer satisfaction and retention.

Overage in the 1st quarter of this year was $7.00 versus $10.00 a year ago. These two components of ARPU, increased data and decreased overage, lend themselves to a much more stable revenue stream while combining to decrease churn. And it is this type of thinking – this commitment to eliminate the customers’ uncertainties surrounding the monthly bill and the dissatisfaction with high bills that Sprint and its affiliates are addressing with the rollout of our new fair and flexible pricing plans. You may have heard about the launch of these plans yesterday. For the average customer these new plans will eliminate the fear of using more than your subscribed bucket of minutes and will help a customer’s charges more appropriately reflect their usage level.

Better understanding our customers’ usage patterns and structuring our pricing plans accordingly is only part of our company’s commitment to drive down churn. As you may recall, we’ve appointed a Vice President of customer retention and, among other things, she has orchestrated a company-wide initiative aimed at wowing our customers. It is a program which involves a significant amount of training and re-training of our employees on what customers want. Our goal is simply to make every contact a customer has with US Unwired, whether it’s accessing our network, paying a bill or visiting one of our 51 retail stores, every contact a positive experience. We must continue to eliminate the reasons customers leave our service.

Finally, before I turn this over to Jerry, I want to comment on the strength of our 28 million Dollar EBITDA performance, which was truly remarkable—especially given the strong levels of gross additions. Those of you familiar with the wireless business recognize that we often sacrifice short-term profitability when signing up large volumes of customers and it’s a special occasion when you can set EBITDA and gross add records in the same quarter. This is validation of our growth prospects as well as our business model.

Let me turn the call over now to Jerry.

Mr. Vaughn:	Thanks, Robert. As I did last quarter, I will first be reviewing the financial and operating results for US Unwired on a stand-alone basis, excluding IWO. A summary will be provided for IWO at the end.

For the 1st quarter of 2004 US Unwired, excluding IWO, had EBITDA, excluding non-cash compensation, of 21.2 million dollars, versus 7.8 million for the same quarter of 2003 and up 24% sequentially. We accomplished this impressive EBITDA performance in a quarter that reflected Sprint’s lowering of our travel rate by 29%. US Unwired’s subscriber revenue of 68.8 million was up 9% sequentially quarter-over-quarter. Post-pay ARPU, excluding roaming, in the 1st quarter was $56.30, an increase of more than $1.00 over the 4th quarter as ARPU continues to be a “good news” story.

We continue to see meaningful adoption rates for our data services as data ARPU in the 1st quarter was $2.44, up 40 cents from the 4th quarter and more than double from the 1st quarter of 2003. Pre-pay ARPU in our southern market was strong at $49.00, as we continue to expand this cost-effective product offering to address the subscriber-prime market while eliminating the risk of bad debt. Before I leave the subject of ARPU, I would like to point out that we do not recognize in ARPU certain regulatory charges that are being billed to our subscribers, but are being collected and retained by Sprint.

In January Sprint lowered the roaming rate for US Unwired and other affiliates that have not signed on for simplified pricing from 5.8 cents a minute to 4.1 cents a minute, a decrease of 29%. However; roaming revenue of 22.6 million dollars produced a net roaming position of 7.6 million. As we continue to benefit from network usage from customers of other wireless companies, including Virgin Mobile. Roaming minutes totaled 413 million for the quarter, versus 366 million minutes in the prior quarter and up from 258 million minutes in the 1st quarter of 2003. In the quarter our customers traveled off our network a total of 288 million minutes.

We completed the quarter with 59,000 Virgin Mobile wholesale customers. These Virgin customers used a total of 25 million minutes on our network in the 1st quarter and generated 1.6 million dollars in revenue, which we classify as roaming revenue. At the beginning of the year the Virgin per minute usage rate also decreased by 29%. Effective with this quarter’s financial statements we have included Sprint fees and expenses in cost of service and not in G&A. We did this as a request of many on this call to assist in the analysis of US Unwired and the other Sprint affiliates. For consistencies we have conformed prior period financial statements for this reclassification. Note that this reclassification does not impact CCPU.

US Unwired’s cash cost per user, or CCPU, was $41.00 for the quarter. However; excluding roaming, CCPU was $29.00, down from $37.00 in the same quarter of last year, a decrease of 22%. CCPU was positively impacted by 3.4 million Dollar refund from Sprint to true-up an overpayment of 2003’s service bureau fees.

Customer write-offs net of contract cancellation fees and late fees totaled 1.6 million dollars for the quarter, equaling 2.3% of subscriber revenues, compared to 3.8 million dollars, or 6.2% of subscriber revenue for the 1st quarter of 2003. The percentage of post-pay receivables that were past due was 23%, compared to 30% in the 1st quarter of 2003, and continues to decrease as we shift the subscriber base to more prime credits and expand the number of subscribers on pre-paid plans. CPGA decreased to $258.00 from $357.00 in the prior quarter and $287.00 in the 1st quarter of 2003. The quarter-over-quarter decrease was primarily a result of an expected 1st quarter up-lift in pre-pay gross adds with lower handset subsidies and commissions.

We also thought it prudent to conserve some of our advertising budget for the 2nd quarter to take advantage of the 2nd phase of local number portability. Our sales and marketing teams have been extremely diligent in seeking to balance customer growth with the cost of that growth. They have focused on leveraging the fixed cost of our retail network and driven the value of proposition on variable cost towards prime customer additions. The results of these efforts has been to increase the percent of prime customers in our subscriber base, to increase service to the subscriber-prime market through our pre-pay product and have managed to keep CPGA below $400.00 for the last five quarters.

Usage on our network continues to grow and increase by over 76 million minutes to over 1.2 billion minutes in total. The higher network usage was due to a 4% increase in subscriber usage and a 13% increase in roaming traffic. Our average post-pay customer used 944 minutes, compared to 916 minutes in the 4th quarter, with 678 minutes being used on our network and 266 minutes used while traveling off our network, primarily on the Sprint network. Our pre-pay customers averaged 355 minutes of use with substantially all of their minutes being used on our network. Our 1201 cell sites averaged 115,000 minutes of roaming per month versus 73,000 minutes in the 1st quarter of 2003. During the quarter we added an additional 4 cell sites and second – 16 second carriers. At the end of the quarter we had 201 cell sites on the air and a total of 259 2nd carriers. To date our cumulative capex per covered POP is $44.00.

At the end of the quarter US Unwired had cash and cash equivalence of 108 million dollars. During the quarter we sold certain non-core operating assets for net proceeds of approximately 37.6 million dollars. The properties sold included our Lake Charles cellular operations, eight of our thirteen 10 MHZ PCS licenses, 81 towers and a 25% interest in a rural cellular property. From the net proceeds the company paid its senior lenders approximately 10.9 million dollars and retained the remaining 26.7 million dollars in cash. Having started with the philosophy to manage our balance sheet in a conservative manner, we have continued to demonstrate our ability to de-leverage the company through operating performance. Annualizing 1st quarter EBITDA we have managed, on a net debt basis, to decrease our leverage to 4 times.

And now turning to IWO’s operations, as we reported on past calls we have refocused the business plan of IWO and have been successfully executing against that plan. For the 4th consecutive quarter IWO was EBITDA positive. IWO’s 1st quarter EBITDA was 6.9 million dollars, including a 2.2 million Dollar true-up with Sprint for the over payment of 2003 service bureau fees. IWO added 5100 new subscribers in the 4th quarter, increasing the subscriber base to more than 220,000. At quarter-end 76% of IWO subscribers were prime rated credits.

IWO finished the quarter with 36 million dollars in cash, plus an additional 8 million in escrow fir the banks. During the quarter a chief restructuring officer was hired with responsibility to provide independent evaluations to the board of IWO and to have prime responsibilities for the administrative aspects of the restructuring, including bankruptcy. The CRO does not have managerial or operational responsibilities.

IWO has also retained a financial adviser to organize the bondholders and to provide them with financial advice with a view towards all constituents, including Sprint, reaching a consensus on a restructuring plan ahead of a probable bankruptcy filing.

Operator, we will now open the call to questions.

Operator:	Thank you. The floor is now open to questions. If you do have a question, please hit *1 on your telephone keypad at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the # key. We do ask that while you do pose your question that you utilize your handset to provide optimum sound quality. Once again, that is *1 on your telephone keypads at this time.

Our first question is coming from Ric Prentiss of Raymond James. Please go ahead.

Mr. Prentiss:	Yes, good morning, Guys.

Mr. Vaughn:	Hi, Ric.

Mr. Prentiss:	Good to see you guys so energized this morning. I guess, Robert, you’re living by that same motto I am, that you’re still standing.

Mr. Piper:	Yeah. Yeah, I guess so, Ric. I feel good about what we’ve been able to get done here.

Mr. Prentiss:	Yes, it’s good progress, Guys. First question for you, guidance, any thought taking that energy, for 2004 being a special year, and giving us some insight into where you think this special number will go on adds, EBITDA, cash flow, etc.?

Mr. Vaughn:	Ric, I think at this time we want to continue with our current policy. If that changes we’ll let the market know.

Mr. Prentiss:	And the current policy is just to not give any guidance at all?

Mr. Vaughn:	That’s correct, Ric.

Mr. Prentiss:	Okay. The reporting, what should we expect on the reporting? Are you guys going to keep IWO in the numbers that you put out and we’ll subtract them out later, or is it going to be US Unwired South, or – what should we expect over the next quarter and quarter beyond to look at? What should we focus on?

Mr. Vaughn:	I think, Ric, that as time progresses we’ll get more clarity. There are certain accounting conventions that we have to live by there. We still are the 100% owner of the stock of that company. But, you know, I personally would like to be able to separate them, make it very easy for analysts and other people listening on this call to do the analysis. That’s why we take great pains in the call itself to try to extrapolate between the two because some people have interest in US Unwired only, some people have interest in IWO only. But unfortunately we are bound somewhat by accounting conventions for the present time.

Mr. Prentiss:	And what would change the accounting convention? A re-organization. plan getting accepted or –

Mr. Vaughn:	Not necessarily accepted. I think there are certain things we can go into that if we were to do a filing for bankruptcy we would probably have some – some leverage to try to change the reporting of that.

Mr. Prentiss:	Okay.

Mr. Piper:	Ric, let me go back to your guidance question for just a minute because we – I’d hate to leave you hanging out there with nothing. And, although we – we feel very comfortable where we’ve come in not giving guidance, we think it allows us to operate our business a lot better when we’re trying to – as I talked about in the script this morning – some of the components of the changes we made, or some of the results of the changes we made last year don’t necessarily appear in the next quarter or the two quarters after, it’s kind of a longer process, and if we’re not having to meet specific numbers we feel like we’re able to make better decisions. But having said all that, I think that – I think that our business, in large part, has gone through the NDSL process. You know, the difficulties that we’ve been experiencing for the last two years or so, two and a half years, as a result of that offering. And I think that if you were to – if you want to look at guidance and, as we all try to look at where we’re going to be down the road, they were getting – a lot of our business is seasonal. You know, a lot of our metrics are seasonal and I think we’re getting back to that seasonality that we experienced pre NDSL. And I think the 1st quarter’s a good example of that. You look at prime subscribers versus subscriber-prime subscribers and our growth in this quarter. We’re getting back to some of that seasonality that we experienced pre NDSL.

Mr. Prentiss:	Okay. And a following question; this is probably the biggest thing people are looking at is obviously the travel rate. You were able to absorb a lot of that reduction in the, dropping from 5.8 cents to 4.1 cents, for Sprint and for Virgin minutes, make up for it with usage increases. Update us as far as where you’re at – looking at working with Sprint on accepting or looking at a new agreement with them, which would get you back to the higher travel rate, and then also talk a little bit about the back office costs and just what your thought process is since you did get some reimbursements from Sprint, Unwired and the IWO side.

Mr. Piper:	Well, understand, Ric, the two companies are in two different situations. I think IWO, as we’ve mentioned in the past, I don’t think, but as we have mentioned in the past, IWO is working with Sprint, negotiating today with the simplified pricing in mind. We haven’t reached final terms yet, so we’re not prepared to talk in detail about it, but we are negotiating. At US Unwired simplified pricing as it stands today is just not what we’re looking for. We – we feel like what we need is kind of a restructuring of the management agreement itself so that it – it says clearly, more clearly, what the original intent of the affiliation program was. And today we just don’t feel that’s the case of simplified pricing. A management agreement is a – is a 20-year term with three 10-year options. We don’t think that a 2 ½-year fix at this point is where we need to go. We’re not looking for a quick EBITDA hit of 3 or 4 million dollars annually. It’s not going to – it’s not going to meet our needs. So we – we need to make some fundamental changes to the agreement as it stands today. We need to make sure that Sprint doesn’t have the unilateral right to charge us additional fees, that they don’t have the right to – to, by themselves, adjust the travel fee, that they don’t have the right to force programs on us that aren’t positive for our business or beneficial for our business. So our issues here are much more vast than just some temporary pricing fix and that’s the approach we’ve taken.

Mr. Prentiss:	Okay. Well, good luck, Guys.

Mr. Vaughn:	Thanks, Ric.

Operator:	Thank you. Our next question is coming from Todd Ruthemier of Sur TerreResearch, please go ahead.

Mr. Ruthemier:	Thank you. Good morning, everybody.

Mr. Piper:	Hello, Todd.

Mr. Ruthemier:	Jerry, if you could just repeat the amount of the true-up at the US Unwired.

Mr. Vaughn:	It was 3.2 million dollars.

Mr. Ruthemier:	Okay. Thanks. And the second question I have, and I hope – I admit, I dropped out for a couple of minutes. I hope you didn’t address it then, but you talked about the mix in the customer base between prime subscriber-prime and pre-paid in aggregate, but could you show us the mix of the gross adds this quarter?

Mr. Piper:	Yeah, we were –

Mr. Vaughn:	Todd, before we answer that question, your stats is 3.4 million, not 3.2.

Mr. Ruthemier:	Okay.

Mr. Vaughn:	On that true-up.

Mr. Piper:	Todd, it was 44% prime gross adds, 30% ASL and 25% pre-pay.

Mr. Ruthemier:	And that’s of gross adds, correct?

Mr. Piper:	Yes. Of the combined – that’s the combined companies.

Mr. Vaughn:	That’s combined companies.

Mr. Piper:	US Unwired overall.

Mr. Ruthemier:	That is – so that includes IWO as well?

Mr. Piper:	Yes.

Mr. Vaughn:	Yeah.

Mr. Ruthemier:	Okay. Do you have the breakout for just the Unwired properties in the south?

Mr. Vaughn:	Yes, we do. 28% were ASL, 41% were prime and 31% were pre-pay.

Mr. Ruthemier:	Okay. And then last question, can you give us what your pre-pay churn rate is?

Mr. Piper:	In the south it was 4%.

Mr. Ruthemier:	Okay. That’s – that’s pretty good for a pre-paid product. Okay. Thanks.

Operator:	Thank you. Our next question is coming from Pat Dyson of CSFB. Please, go ahead.

Mr. Dyson:	Hey, good morning, guys. Following question to, Jerry, your comments about IWO and just wanted to get your sense as far as the management team specifically and how much – I think last year you talked about it being around 8 million Dollar number, or a little bit north of that, 8 to 9 million. Just your sense as far as if and when that goes away and how much that fee is actually this year and how much that may have contributed to the quarter.

Mr. Vaughn:	Well, when it goes away is when we stop managing the property, and that’ll occur when; one, the – if there’s a restructuring and the new owners decide that they want to bring other managers in who have capabilities of managing that property better than – than we do. That’s when that fee will go away, especially if it’s the time frame we’re talking about there. I guess also somebody could come in and make a fairly good offer to buy the property, in which time that fee would also go away. I think the fee last year was around, a little over 8 million dollars. I think early indications this year because of some of the things Robert talked about, some of the cost containment efforts that we’ve been doing, it’s running a little bit less than that. Now, what everybody should be focused on is that some of those expenses that we allocate up there – remember what we’re doing, we’re allocating those expenses on a no margin basis. Some of those expenses can be taken out of the business. If IWO were to go away, there’ll be certain people within the group that’s being allocated that, unfortunately, will probably wind up being displaced. What I would like to look at, that there’ll be some amount that is not avoided. But then at that point in time we can take those creative people, those dedicated people we’ve said has worked so hard on both of these companies and basically have them totally focused on US Unwired. And I think that we’re going to get a very, very good return out of that invested capital.

Mr. Dyson:	Okay. So maybe, to paraphrase in some sense, are you saying that – if that – let’s just say for example you lose the 8 million fee and let’s just say we take it back to the beginning of 2004, it wouldn’t be a net 8 million Dollar reduction in – so your EBITDA would be something less than that?

Mr. Vaughn:	That’s correct. And we’ve just not taken a good hard look at that and tried to extrapolate what that number is right now. We spend our time managing the property, managing US Unwired – because remember, every dollar we spend US Unwired absorbs more of that than IWO absorbs. So, therefore, we’re very prudent in the way we spend every dollar that we pay out.

Mr. Dyson:	Right. Okay. And then secondly, as far as Unwired is concerned – Unwired stand-alone, maybe give us an update on your thoughts there as it relates to the balance sheet and just given your cash position and where your EBITDA was this quarter, just maybe update post the quarter results there.

Mr. Vaughn:	I think, Pat, we’ll probably make the same statement we made at the end of last quarter. Somebody asked that same question. No matter what we say, we’re going to set expectations on someone’s part. We’re very encouraged that we’ve been able to start off with a very conservative and strong balance sheet. The operational performance of the company continues to improve and we think some things that Sprint are doing are going to help us improve even more. And that, you know, maybe we’re kind of the old fashioned way. We’re kind of growing into a capital structure that we set some years ago that was very conservative.

Mr. Dyson:	On that front, do you – I know you obviously – you sold your minority interest in a rural cellular company. Do you have any – you have a few other assets that you could potentially sell. Are you looking to continue to aggressively sell off some of these non-core assets?

Mr. Vaughn:	Yeah. I think that we have a few towers remaining and we, I think, five PCS licenses and a couple of little, small real estate properties. Ed Moise is always in the market to try to monetize those because what we – what we finally figured out is that we kept telling people we had some trapped value on our balance sheet and basically we were getting no credit for it. So we thought about, in the process of monetizing it, basically converting it into cash so everybody can see readily what the real value was of those assets. I think that’s helped us from a net leverage perspective.

Mr. Dyson:	Okay. And then, just final question, Jerry, you talked about the 3.4 million of true-ups at Unwired also there’s reference in the Q to a 1.3 million dollars Sprint settlement related to – on the bad debt side.

Mr. Vaughn:	Yes. There was some miscalculations being done on the way they were calculating bad debt and charging us bad debt. We had been disputing this for some time and as a result of some of the efforts that our accounting people have done, they were actually able to prevail on Sprint that they need to make this settlement. I don’t necessarily think that we’re totally done with that issue though.

Mr. Dyson:	You don’t think you’re totally done?

Mr. Vaughn:	No. Because we don’t think the settlement is sufficient at this point in time.

Mr. Dyson:	Okay. But should we think about that as kind of a – in the same light as a true-up and –

Mr. Vaughn:	That’s the hard problem. Actually, we face this question all the time, Pat, that you’re actually driving towards, at our board meetings. What is the normal run rate for this business? We’ve had some kind of an extraordinary event with Sprint, all I know for at least the last five quarters have been positive. A couple of quarters before that it was negative, so we’re having a hard time figuring out, you know, what is the normalized business, other than the fact that it’s just going to be there. And they always seem to be in these kind of magnitudes and that’s just one of the issues, as Robert said, we’re going to have to get better at with the Sprint agreement.

Mr. Dyson:	Okay. All right, thank you, guys.

Operator:	Thank you. Our next question is coming from Kevin Rowe of Rowe Equity Research. Please, go ahead.

Mr. Rowe:	Thanks. You mentioned you held off on some add spend in Q1 to better address some increasing competition from WLNP later this month. Is there going to be any fundamental change in your advertising strategy or promotional activity around that?

Mr. Piper:	I think – I think what you’ll see, Kevin, is more placement, more frequency in our advertising. We – we obviously utilize a lot of Sprint’s national advertising. We try to supplement that locally with newspaper and radio, so you’ll see some more frequency there. You’ll also see some internal programs within the company that isn’t necessarily advertising, but it’s outbound programs aimed at contacting some of the customers that we have defined as most likely to be effected by WLNP, most likely to churn. And in that pro-active program we’ll give them – we’ll give them incentive to re-sign a contract. They’ll get a feature if they – if they re-up for a couple of years or one year, so we have a number of different pieces of our plan to combat LNP.

Mr. Rowe:	Okay. Turning to Virgin, it’s becoming a nice gross business for you guys and the other affiliates. How do you – it’s not your customer base obviously, how do you look at that growth and that revenue stream from a risk perspective? Can you give us your – your sense of the sustain ability of the growth? I know it’s difficult to say, again, because it’s not your business, but how can – how can the street get their hands around that?

Mr. Piper:	Well, we – it’s certainly a growth component of our revenue today as we’ve seen. We don’t anticipate that to decrease any in the near term. We have been following it very closely and I – I think probably with more knowledge about that particular type of service offering than most have, having been in pre-pay as long as we have been, we have looked for certain operating metrics surrounding the Virgin program and, quite frankly, have found them to be very positive. Churn seems to remain relatively low. They do that a little bit differently than we have done in the past, but it’s still – now we’ve got about a year and-a-half under our belt of offering that service and the churn continues to be low. The margin on that revenue for us, we look at as fairly large. So, you know, they had a good 1st quarter, they had a strong 4th quarter and we expect that to continue.

Mr. Rowe:	And over the last couple of quarters have you seen any change in those operating metrics, for instance the stickiness, the churn of the Vision customer?

Mr. Piper:	You know, we expected the churn to go up as people – as the service is out there for a longer period of time. But, quite frankly, it’s still been – the churn has been quite low. I mentioned 4% for our churn, our pre-pay churn in the 1st quarter, Virgin was slightly under that.

Mr. Rowe:	Very good. Thanks.

Operator:	Thank you. Our next question is coming from Sam Martini of Cobalt Capital, please go ahead.

Mr. Martini:	Hey, guys. Just a couple of quick questions. On your ASL deposits, was there any change there to the company policy of the $250.00 deposit?

Mr. Piper:	Yeah, Sam, we had been working on that and trying to adjust ASL now for the last year and-a-half. Today we are – most of our deposits are at the $250 level, but we made that change about three weeks ago. During the quarter we – Sprint now offers us – I believe there’s five separate plans an affiliate can sign up on to determine the amount of deposit that’s required in the ASL. We are at the most, I guess, aggressive plan, meaning we require the highest deposit today. We were probably at the second most aggressive plan during most of the 1st quarter where some of our customers – some of the better ASL customers, I guess, only paid us $125.00 in deposit.

Mr. Martini:	But it’s now 250 across the board?

Mr. Piper:	Yes.

Mr. Martini:	You anticipate that staying that way, Robert?

Mr. Piper:	You know, we continue to adjust. We’ll look at it and see – see what the bad debt does, we’ll see what the CPGA requirement is and we’ll make a decision based on that. I think that we, in the Sprint program, were not allowed to adjust. Once we make a change it has to remain for a quarter. So it will stay that way at least for the quarter.

Mr. Martini:	Okay. On your – on your G&A, or looking at the PCS litigation, what are the one-time – I guess, once the lawsuit is concluded, hopefully at some point nearer than later, what should we be backing out of G&A, or wherever it’s falling, the litigation expense and how much do you think that is estimated on an annual basis?

Mr. Vaughn:	I think we’ve spent a little over a million dollars to date on, you know, all the preparation work, all the court time we’ve spent, you know, to date.

Mr. Martini:	You think it’s about a million a year?

Mr. Vaughn:	Well, I said we’ve spent about a million now. Obviously, as we start doing the deposition work, the discovery work, those costs are probably going to go up slightly, Sam.

Mr. Martini:	Okay. And capex, Jerry, looked light. Are you guys underspending? Is this – is this a safe run rate? What should we be – understanding you don’t want to give guidance, is – it seems like a light capex quarter. What do you think we should look for – what’s the right rule-of-thumb to look for you guys in your southern properties only for ‘04?

Mr. Piper:	You know, Sam, our capital expenditures has been really a positive story here. We are consistently under our budget expectations and we think that’s for a few reasons. Number one, is when we originally built our network. You know, we took longer to comply with our Sprint requirement back three or four years ago. After becoming compliant with that requirement we went back and spent another 90 to 100 million dollars in bettering that coverage, putting more sites in the core coverage areas, covering more of the travel corridors between some of the more significant cities in our footprint. So, in the south today, we think we have if not the best PCS network in our competitive service area, at least as good as anybody else’s. So we think that’s been a big plus. Obviously our technology choice, and I think our upgrade to 3G, has provided us with maybe more capacity than we originally anticipated. And finally, here recently in the last – I guess the last few quarters, you know, we didn’t push Sprint very hard back a year ago – year or so ago, about trying to give us some relief on this 9:00 start time of the nights and weekends rates. You know, we had moved to 9:00. Well we had – our busy hour from 9:00 to 10:00 was 17% of our traffic during any given day. And that required us to beef up our capacity to handle that busy hour. Well, recently we, along with Sprint, have rolled out some programs that allow a customer to pay us – add $5.00 to their MRC, their monthly recurring charge, and their nights and weekends can start at 7:00 and that has helped tremendously in spreading out that 9:00 to 10:00 busy hour traffic over more hours, over two more hours. Now we have three hours and I think that 17% from 9:00 to 10:00 went down to 13% and it’s not necessarily our busy hour anymore. Some days the busy hour is at a different time and travel times, or something like that. So we’ve been able to prepare for a lot of capacity and at the same time relieve a lot of capacity needs in our equipment and I think it’s showing up in our capex spend.

Having said all that, I’ll add one more thing. We spent, I think it was 3.8 million dollars in the 1st quarter. If you look at last year and you want to apply some of the seasonality to this year, you know, we have fluctuations. So I don’t know that I would feel comfortable if I were modeling that the, you know, you can take the 3.8 times 4, I think you’ll see that fluctuate similar – similarly to what it did last year where I think some quarters we spent maybe 10 million dollars, 11 million dollars in capex and some we spent 3.

Mr. Martini:	Right. So it sounds like something in the 25 to 30 range is in line with your budget.

Mr. Piper:	I will be silent to that.

Mr. Martini:	Okay. But you guys aren’t – even in light of all the Virgin growth and the – non-PCS minutes are about 28 million this quarter, is that right, excluding Virgin?

Mr. Piper:	That’s one we may have to look up.

Mr. Martini:	Okay. But you’re not – in terms of the spending, you’re not seeing any capacity constraints. What about additional avenues to expand roaming, specifically the non-PCS Verizon business, Alamosa, Ubiquitel talked a lot about low-hanging fruit in corridors that are currently uncovered. Do you have anything like that, any expansion capex that you think is pretty ROI positive?

Mr. Piper:	No, not today.

Mr. Martini:	Okay. Thanks, Guys.

Mr. Vaughn:	Sam, one other data point for you; Robert talked about the 1XRTT upgrade we did. You know, we’ve got almost 80% of our customers now on the 3G handsets. Every one of those customers double our voice capacity. So as we change all these handsets and things out and with the new generations that are coming out, that’s how we get the capacity uplift.

Mr. Martini:	What did you say it was, Jerry, 80%?

Mr. Vaughn:	Almost 80% of our customers now are on 3G voice handsets, which means they just have doubled the voice capacity. Remember, it’s the handset doubling, it’s not a switch kind of doubling.

Mr. Martini:	Great.

Mr. Vaughn:	Okay?

Mr. Martini:	Thanks, Guys.

Operator:	Thank you. Once again, if you do have a question please hit *1 on your telephone keypad at this time.

Our next question is coming from Jeff Gavarkos of SG Cowen. Please, go ahead.

Mr. Gavarkos:	Morning. Just wondering if you could tell us what are the amounts outstanding on the term loan A and B at the end of the quarter, and what scheduled amortization do you have on those respective traunches this year?

Mr. Vaughn:	It’s 62 million in total, Jeff, and I think we’ve got about 10 million scheduled for the entire year this year, amortization.

Mr. Gavarkos:	Okay. On the – on the term loan A?

Mr. Vaughn:	No, that’s combined.

Mr. Gavarkos:	I see. Also –

Mr. Vaughn:	The – Jeff, the B hardly has any amortization. It’s a typical term loan B where you have 1% per year amortization. So I think it’s probably less than ½ million dollars of that 10.4.

Mr. Gavarkos:	Okay. So the amounts that were paid down in the quarter, what traunch did they go on, or what’s the split between A and B now?

Mr. Vaughn:	I think it’s about 50/50 now, or pretty close to that. I don’t have a number right in my possession.

Mr. Gavarkos:	Okay.

Mr. Vaughn:	But obviously the bulk of the pay down is going to occur on the traunch A.

Mr. Gavarkos:	Okay. For the quarter were there any other items other than the Sprint true-up that would be considered extraordinary? Like revenues from the IWO property or anything else you can think of?

Mr. Vaughn:	No. Remember, I think Pat Dyson asked a question about the clarification on bad debt. It’s hard to say these are extraordinary items because, you know, we’ve paid for them in the past. We’re just kind of re-stating the whole thing and so if you look at us on the last twelve month basis you get a different answer than if you look at us on a last quarter.

Mr. Gavarkos:	Okay. Would there be any other change in your cost structure, positive and negative, in the remaining quarters of the year, that you’re aware of or think are material?

Mr. Vaughn:	Not that we’re aware of. If it would have been material, we probably would have disclosed it. But I don’t think we probably would have, we would have disclosed it.

Mr. Gavarkos:	So assuming that the top line growth occurs, it should lead to continued margin expansion?

Mr. Vaughn:	Yes, it should. Because we’re certainly into a point in time where we can leverage some of our fixed costs.

Mr. Gavarkos:	Okay. So, really a core EBITDA base line now is about 18 million. Would you say that’s fair?

Mr. Vaughn:	Well, that’s for the 1st quarter. Every quarter varies. As Robert said, there is seasonality involved in it. We had a very large number of activations this quarter. I don’t necessarily think you can expect those activation levels to continue in the, certainly, the 2nd and 3rd quarter. Obviously the 4th quarter will be another quarter which we have very high number of customer activations.

Mr. Piper:	Jeff, there’s a lot of different dynamics to how we run our business on a quarterly basis. A good example is the 4th quarter, where we spend a lot of time trying to – where we spend a lot of money trying to take advantage of the retail seasonality. The 2nd quarter this year we have LNP that we’re going to tackle, that’s going to be new to the business. In the 1st quarter we historically have high gross adds. So there’s a lot of intricacies to each – each particular quarter, so I don’t know if you want to – if we wouldn’t want to say 18 times 4.

Mr. Vaughn:	Jeff, there’s also variability in roaming. You know, we’ve – the 1st quarter, very end of it, starts spring break along our Florida properties and they attract a lot of roaming. During the summer months there’s a tremendous amount of roaming coming into those vacation areas.

Mr. Gavarkos:	Okay. And there’s no scheduled roaming rates set down for the year?

Mr. Vaughn:	Not that we’re aware of.

Mr. Gavarkos:	Okay. Thank you very much.

Operator:	Thank you. Our next question is coming from Rafee Leeman of the Seaport Group. Please, go ahead.

Mr. Leeman:	Good morning, Gentlemen. Congratulations on a strong quarter. You mentioned a new Vice President of Customer Retention and I wonder if you’d be willing to share anything you may have learned so far in terms of reasons that customers churn out of the service and specifically what you might be doing to address those – those specific reasons?

Mr. Piper:	Yeah, thank you. We – we’ve been addressing that for quite some time and she’s just in charge of originating programs and implementing the programs and seeing it all the way through to, I guess, fruition. We – we have been tracking reasons for disconnect for some time. I think just generally in the industry, if you look at the top three reasons outside of non-pay or involuntary churn, if you look at voluntary churn you’ve got coverage being an issue, you have pricing that is one of the top three issues, and then you have customer service as rounding out the top three. So all three of those areas are areas that we are spending a lot of time internally making sure that we do the best job we can around. You know, I can touch on each of those and let you know what we’re doing if you want. It’s a rather long-winded answer, but we are aggressively approaching each of those. We’re trying to get the entire company focused on driving down every reason for a potential customer disconnect and we think – you know, we think through the focus that we’re putting on it that we’re going to have some positive results.

Mr. Leeman:	Okay, great. Maybe just in terms of the voluntary ones that you mentioned, sort of what the split out is on a percent basis, any sense, coverage, pricing customer service?

Mr. Piper:	Yeah, that has – oh, you know, I think those three – all three of those are pretty equally weighted between 30 and 25%.

Mr. Leeman:	Okay.

Mr. Piper:	Of 100%.

Mr. Leeman:	Okay. Thank you.

Mr. Piper:	Operator, we have time for one more question. Operator?

Operator:	Mr. Rowe, your line is live.

Mr. Rowe:	Hello?

Mr. Piper:	Yes.

Mr. Rowe:	Yes, follow-up question on your commentary on fair and flexible pricing plans. Have you done your own analysis on what you believe the ARPU impact will be on the introduction of that offering? I know – I believe Sprint has stated they don’t expect a material change. I’m curious if you’ve done your own analysis.

Mr. Piper:	Yeah. I don’t know the definition necessarily of material for Sprint, but I would tell you in our analysis we think that it’s going to perform somewhat similar to how we performed the last year or so without it. We think one of the key components of driving down churn, and relative to the question I just answered, trying to eliminate some customer dissatisfaction with pricing, is that we continue to work on getting the overage component of ARPU down. And we’ve been fortunate that we’ve been able to do that the past year, but increase some other components of ARPU, including MRC and the data usage to offset that drop in voice ARPU. We think that it will have – we think it will continue that process. I don’t know exactly how significantly or how material that will be today or how rapidly it will take place, but we think it’s a program that will work to help those subscribers whose usage fluctuates on a monthly basis. And, again, it’s another component to helping increase customer satisfaction with our pricing plans.

Mr. Rowe:	So some measurable negative impact on voice ARPU, but overall ARPU stable to up as a result of continued strong data. Is that the right way to look at it?

Mr. Piper:	Yeah. I don’t know about the second component of your comment, overall ARPU up or stable. Jerry and I have historically thought ARPU would come down with increased competition. We have been able, over the years, to prove ourselves incorrect in that fortunately. Hopefully that will continue to be the case, but there’s a lot of pressure on ARPU on a regular basis and this is one component that should help increase customer satisfaction, but at the same time probably reduce the overage component of ARPU.

Mr. Rowe:	Great. Thanks a lot.

Operator:	Thank you. At this time I’d like to turn the floor back over to you for any further remarks.

Mr. Piper:	Okay. Just to wrap up, you know, we at US Unwired have a lot left to do, but we generated a lot of momentum in 2003. The 1st quarter results suggest we are well positioned to build on that momentum this year. Rest assured, the employees invite the opportunities and challenges that lie ahead.

Thank you all again for joining us. We’ll talk to you again next quarter. Good bye.

Operator:	Thank you. This does conclude today’s Tele-conference. You may disconnect your lines at this time and have a wonderful day.